PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 23, 1998)



                                 226,797 Shares

                              NCS HEALTHCARE, INC.

                              Class A Common Stock


                             ----------------------


                  This prospectus supplement relates to the resale by certain of our stockholders of shares of our class A common stock under a registration statement that we filed with the Securities and Exchange Commission on Form S-3 (SEC File No. 333-63437). The prospectus that is part of the registration statement was originally filed with the Securities and Exchange Commission on September 15, 1998. You should read this prospectus supplement and the prospectus, which is being attached at the end of this prospectus supplement.

                  Our class A common stock is traded on the Nasdaq SmallCap Market under the symbol "NCSS." On May 8, 2000 the closing price reported for our class A common stock was $0.9062.


                             ----------------------


                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ----------------------



              The date of this prospectus supplement is May 9, 2000

                              SELLING STOCKHOLDERS

         The 226,797 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") of NCS HealthCare, Inc. (the "Company") covered by this Prospectus Supplement are being offered and sold by the selling stockholders named below (the "Selling Stockholders"). The Company issued such Class A Common Stock to the Selling Stockholders pursuant to an earn out provision of an Agreement and Plan of Merger, dated September 19, 1997, among the Company, NCS Acquisition Sub, Inc., The PharmaSource Group, Inc. ("PharmaSource") and the stockholders of PharmaSource named therein (the "Merger Agreement").

         The following table shows, as to each Selling Stockholder, the number of shares owned by each Selling Stockholder prior to this offering and the number of shares of Class A Common Stock being registered hereby. The table below has been prepared on the basis of information furnished to the Company by or on behalf of the Selling Stockholders. Because any or all of the shares of Class A Common Stock listed below may be offered for sale by the Selling Stockholders from time to time, no estimate can be given as to the number and percentage of Class A Common Stock that will be held by the Selling Stockholders upon termination of sales pursuant to this Prospectus Supplement.

                                                                         Shares Owned               Number of
                                                                            Prior                     Shares
                    Name                                                 to Offering             to be Registered
                    ----                                                 -----------             ----------------
JoDee Creighton ..............................................               665                      1,890
North American Care Corporation ..............................              79,119                   224,907


---------------------------


(1) In connection with the merger, these shares of Class A Common Stock were issued pursuant to the provisions of employment contracts between PharmaSource and the Selling Stockholders. The employment contracts are for a period of three years.

PROSPECTUS
----------

                              NCS HEALTHCARE, INC.
                                2,141,418 Shares
                              CLASS A COMMON STOCK
                                ($.01 par value)

         This Prospectus relates to the offering for resale of 2,141,418 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of NCS HealthCare, Inc., a Delaware corporation ("NCS" or the "Company"), by the persons named herein (the "Selling Stockholders") who have received and by persons who will receive shares of Class A Common Stock in connection with the acquisition by the Company, or certain of its wholly owned subsidiaries, of the capital stock or assets of various institutional pharmacies or entities providing related services in business combination transactions. Such persons who will receive shares of Class A Common Stock will be named in supplements to this prospectus to be filed by the Company. All of the Class A Common Stock being registered may be offered and sold from time to time by the Selling Stockholders of the Company named herein under the caption "Selling Stockholders" in transactions on the Nasdaq National Market or in privately negotiated transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Selling Stockholders" and "Manner of Offering." The Company will not receive any proceeds from the sale of the Class A Common Stock by the Selling Stockholders.

         The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "NCSS." On September 11, 1998, the last reported sale price for the Class A Common Stock was $17.00 per share.


                    ----------------------------------------



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    ----------------------------------------



         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus (including the material incorporated herein by reference) and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person deemed to be an underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Class A Common Stock covered by this Prospectus by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.


                    ----------------------------------------


                The date of this Prospectus is September 23, 1998

                                   THE COMPANY

         The Company has its principal executive offices at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122, and its telephone number is (216) 514-3350. As used in this Prospectus, "NCS" and the "Company" shall refer to NCS HealthCare, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"), which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information filed by the Company are also available for inspection and copying at the Commission's Regional Offices located at: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at Seven World Trade Center, 13th Floor, New York, New York 10048-1102. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to Kristen H. Schulz, Director of Investor Relations, NCS HealthCare, Inc., 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122, telephone (216) 514-3350.

         The Company hereby incorporates the following documents by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997; (b) the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1997, December 31, 1997 and March 31, 1998; (c) the Company's Current Reports on Form 8-K dated January 6, 1998, January 30, 1998 (as amended on April 17, 1998), April 10, 1998 and June 1, 1998; and (d) the Company's Form 8-A Registration Statement.

         All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in or incorporated by reference into this Prospectus, including, but not limited to, those regarding the Company's financial position, business strategy, acquisition strategy and other plans and objectives for future operations and any other statements that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected effects on its business or operations. Among the factors that could cause actual results to differ materially from the Company's expectations include the availability and cost of attractive acquisition candidates, continuation of various trends in the long-term care market (including the trend toward consolidation), competition among providers of long-term care pharmacy services, the availability of capital for acquisitions and capital requirements, changes in regulatory requirements and reform of the health care delivery system and other factors.

                              SELLING STOCKHOLDERS

         Of the 2,141,418 shares of Class A Common Stock covered by this Prospectus, 141,418 shares are being offered and sold by the Selling Stockholders named below. Unregistered shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), held by any of the Selling Stockholders will be converted on a share-for-share basis into Class A Common Stock prior to or upon transfer and such underlying shares of Class A Common stock are being registered for resale. The Company issued such Class A Common Stock and Class B Common Stock to the Selling Stockholders in connection with the acquisition by the Company, or certain of its wholly owned subsidiaries, of the capital stock or assets of various institutional pharmacies or entities providing related services in business combination transactions. Certain of the Selling Stockholders have entered into employment agreements and noncompetition agreements with the Company and/or certain of its wholly owned subsidiaries. The additional 2,000,000 shares of Class A Common Stock covered by this Prospectus may be issued from time to time by the Company in connection with the acquisition by the Company, or certain of its wholly owned subsidiaries, of the capital stock or assets of various institutional pharmacies or entities providing related services in business combination transactions. Persons who will receive such shares of Class A Common Stock will be named in supplements to this prospectus to be filed by the Company.

         The following table shows, as to each Selling Stockholder, the number of shares owned by each Selling Stockholder prior to this offering and the number of shares of Class A Common Stock being registered hereby. The table below has been prepared on the basis of information furnished to the Company by or on behalf of the Selling Stockholders. Because any or all of the shares of Class A Common Stock listed below may be offered for sale by the Selling Stockholders from time to time, no estimate can be given as to the percentage of Class A Common Stock that will be held by the Selling Stockholders upon termination of sales pursuant to this Prospectus.

                                                                         Shares Owned               Number of
                                                                            Prior                     Shares
                              Name                                       to Offering             to be Registered
                              ----                                       -----------             ----------------

Jackson Family Limited Partnership............................                5,631                    5,631 (1)

Bonnie H. Innerst.............................................               21,112                   21,112 (2)

B. Kent Abbott................................................               27,054                   27,054 (3)

Jalee Abbott..................................................               26,946                   26,946 (3)

J. Nicholas Marchiando and Karen A. Marchiando, Jt. Ten.......                7,407                    7,407 (4)

Charles F. Daniel, Jr.........................................                2,500                    2,500 (5)

Mack Choplin..................................................               12,103                   12,103 (5)

Tony Bigler...................................................                4,130                    4,130 (5)

John Weeks....................................................                4,130                    4,130 (5)

Thomas D'Andrea...............................................                7,076                    7,076 (5)

Daniel Rosefelt and Michele Rosefelt, Ten. by Entirety........               23,329                   23,329 (6)

--------------------


(1) This amount represents shares of Class A Common Stock issued by the Company in connection with the Asset Purchase Agreement, dated January 30, 1998, among Precision X-Ray Services, Inc., Medical X-Ray Services, L.P., Katrina Meals, Krystyn Buddemeyer, the Jackson Family Limited Partnership, the James B. Jackson Revocable Trust, NCS Mobile Diagnostics, L.L.C. and the Company.

(2) This amount represents shares of Class A Common Stock issued by the Company in connection with the Asset Purchase Agreement, dated August 4, 1997, among Pharmacy Specialized Services, LLC, Bonnie H. Innerst and NCS HealthCare of Pennsylvania, Inc. In connection with the acquisition of assets, NCS HealthCare of Pennsylvania, Inc. entered into a non-compete agreement, which restricts Ms. Innerst from engaging in certain business activity that competes with the Company in a certain 100 mile radius for a period of five years.

(3) This amount represents shares of Class A Common Stock issued by the Company in connection with the Agreement and Plan of Reorganization, dated May 1, 1998, among B. Kent Abbott, Jalee Abbott, NCS HealthCare, Inc. and NCS HealthCare of Oklahoma Acquisition Corp. In connection with the merger, JK Medical Services, Inc. entered into separate employment agreements, each for a period of three years, with Mr. Abbott and Ms. Abbott, respectively.

(4) This amount represents shares of Class A Common Stock issued by the Company in connection with the Asset Purchase Agreement, dated December 2, 1997, among Marco & Company LLC, J. Nicholas Marchiando, Karen A. Marchiando and NCS HealthCare of Montana, Inc. In connection with the acquisition of assets, NCS HealthCare of Montana, Inc. entered into separate employment agreements, each for a period of three years, with Mr. Marchiando and Ms. Marchiando, respectively.

(5) This amount represents shares of Class B Common Stock issued by the Company in connection with the Agreement and Plan of Merger, dated December 30, 1997, among MedStar Pharmacy, Inc., Charles F. Daniel, Jr., Samuel C. Yeager, Timothy L. Yeager, Mack Choplin, David Carver, Cynde Sharpe, Thomas D'Andrea, Chareles E. Trefzger, John Weeks, Tony Bigler, NCS HealthCare of North Carolina, Inc. and the Company. In connection with the merger, MedStar Pharmacy, Inc. entered an employment agreement with Mr. D'Andrea, pursuant to which Mr. D'Andrea will serve as executive director of MedStar Pharmacy, Inc. for a period of five years.

(6) This amount represents shares of Class A Common Stock issued by the Company in connection with the Asset Purchase Agreement, dated November 18, 1997, among Progressive Rehab, Inc., Daniel Rosefelt, Michele Rosefelt and the Company. In connection with the merger, the Company entered into separate employment agreements, each for a period of three years, with Mr. Rosefelt and Ms. Rosefelt. The employment agreements were terminated effective June 14, 1998. Mr. Rosefelt and Ms. Rosefelt currently provide consulting services to the Company on a part-time basis.


                               MANNER OF OFFERING

         Of the 2,141,418 shares of Class A Common Stock covered by this Prospectus, 141,418 shares are being offered and sold by the Selling Stockholders named herein. Unregistered shares of Class B Common Stock held by any of the Selling Stockholders will be converted on a share-for-share basis into Class A Common Stock prior to or upon transfer and such underlying shares of Class A Common Stock are being registered for resale. The Company issued such Class A Common Stock and Class B Common Stock to the Selling Stockholders in connection with the acquisition by the Company, or certain of its wholly owned subsidiaries, of the capital stock or assets of various institutional pharmacies or entities providing related services in business combination transactions. The additional 2,000,000 shares of Class A Common Stock covered by this Prospectus may be issued from time to time by the Company in connection with the acquisition by the Company, or certain of its wholly owned subsidiaries, of the capital stock or assets of various institutional pharmacies or entities providing related services in business combination transactions. Persons who will receive such shares of Class A Common Stock will be named in supplements to this prospectus to be filed by the Company.

         Sales of the shares of Class A Common Stock being registered hereby may be made from time to time in privately negotiated transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of Class A Common Stock may also be sold in transactions on the Nasdaq National Market pursuant to one or more of the following types of transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has advised the Selling Stockholders of their obligations under the Exchange Act, and Regulation M promulgated thereunder, to avoid market manipulation of the Class A Common Stock until the offering pursuant to this Prospectus by all Selling Stockholders has been completed.

         The Company also has advised the Selling Stockholders of their obligations under the Securities Act to deliver copies of this Prospectus to any purchaser of their Class A Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate of Incorporation (the "Certificate") authorizes capital stock consisting of 50 million shares of Class A Common Stock, 20 million shares of Class B Common Stock and one million shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Company is incorporated under the General Corporation Law of the State of Delaware (the "Delaware GCL").

COMMON STOCK

         At September 11, 1998, there were 13,886,071 shares of Class A Common Stock and 6,206,631 shares of Class B Common Stock issued and outstanding and options to purchase 707,625 shares of Class A Common Stock and options to purchase 164,550 shares of Class B Common Stock. In addition, at such date, there were an aggregate of 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Long Term Incentive Plan.

         The Class A Common Stock and Class B Common Stock are identical in all material respects except that (i) shares of the Class B Common Stock entitle the holders thereof to ten votes per share on all matters, and shares of the Class A Common Stock entitle the holders thereof to one vote per share on all matters and (ii) the shares of Class B Common Stock are subject to certain restrictions on transfer. The shares of Class B Common Stock are not transferable except in certain very limited instances to family members, trusts, other holders of Class B Common Stock, charitable organizations and entities controlled by such persons (collectively, "Permitted Transferees"). These restrictions on transfer may be removed by the Board of Directors if the Board determines that the restrictions may have a material adverse effect on the liquidity, marketability or market value of the outstanding shares of Class A Common Stock.

         The Class B Common Stock is fully convertible at any time into shares of Class A Common Stock on a share-for-share basis and will automatically be converted into shares of Class A Common Stock upon any purported transfer to non-Permitted Transferees. Once a share of Class B Common Stock has been converted into a share of Class A Common Stock, such share of Class A Common Stock cannot thereafter be re-converted into Class B Common Stock. Because the Class B Common Stock will at all times be convertible into Class A Common Stock on a share-for-share basis, holders of Class B Common Stock will be able to sell the equity interest represented by their Class B Common Stock to persons who are not Permitted Transferees by converting such shares into Class A Common Stock. As is the case with Preferred Stock and additional Class A Common Stock, additional Class B Common Stock can be issued at the discretion of the Board of Directors.

         Except as set forth below (and as provided by law and in the Company's Certificate now in effect), all matters submitted to a vote of the Company's stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class. Holders of outstanding shares of Class A Common Stock and Class B Common Stock, respectively, vote separately as a class with respect to amendments to the Certificate that would increase the authorized number of shares of Class B Common Stock, or that would make other amendments to the Certificate (other than increases in the number of authorized shares of Class A Common Stock) that alter or change the designations or powers or the preferences, qualifications, limitations, restrictions or the relative or special rights of either the Class A Common Stock or the Class B Common Stock so as to affect them adversely.

         No cash dividend may be declared or paid on the Class B Common Stock unless an equal or greater dividend is simultaneously declared or paid on the Class A Common Stock. Otherwise, subject to the rights of holders of Preferred Stock, if any, the Class A Common Stock and the Class B Common Stock rank equally and have equal rights per share with respect to all dividends and distributions, including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets. In the case of stock dividends or stock splits, however, only shares of Class A Common Stock can be distributed in respect of outstanding Class A Common Stock and only shares of Class B Common Stock can be distributed in respect of outstanding Class B Common Stock.

         Neither shares of Class A Common Stock nor shares of Class B Common Stock can be split, divided or combined unless all outstanding shares of the other class are correspondingly split, divided or combined.

         Because of the restrictions on transfer of the Class B Common Stock, over time shares of Class B Common Stock having ten votes will (unless the Directors determine to remove such restrictions) be converted into shares of Class A Common Stock having one vote, as holders convert their Class B Common Stock into Class A Common Stock in order to sell their shares. Accordingly, the remaining holders of Class B Common Stock who continue to hold their Class B Common Stock will realize over time an increase in their relative voting power in the Company. The Directors and executive officers of the Company and their affiliates collectively beneficially own approximately 67.3% of the total voting power of the Company. A substantial portion of this group's stock ownership consists of Class B Common Stock. If those individuals continue to hold their Class B Common Stock for the foreseeable future, the degree of control of the Company by these Directors and executive officers and their affiliates, and their percentage of the total voting power of the Company, will increase over time.

         Holders of Class A Common Stock and Class B Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company and are not subject to any further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock. The shares of Class A Common Stock are not convertible into any other series or class of the Company's securities. Subject to the preferences applicable to the Preferred Stock, if any, outstanding at the time, holders of shares of Class A Common Stock and Class B Common Stock are entitled to dividends, if, when and as declared by the Board of Directors, from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any. See "Preferred Stock."

PREFERRED STOCK

         The Company's Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, not in excess of one million shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any unissued shares or wholly unissued series of Preferred Stock, and the number of shares constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any such class or series subsequent to the issuance of shares of such class or series, but not below the amount then outstanding. Currently, there are no shares of Preferred Stock outstanding, and the Company has no present intention to issue any Preferred Stock.

TWO-TIER BUSINESS COMBINATION PROVISION

         The Certificate contains a provision designed to help assure that stockholders of the Company receive equitable treatment, beyond that presently provided by the applicable state law, in the event of certain Business Combinations (as defined) between the Company and another corporation or entity. Delaware law generally requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote to approve a merger, consolidation or disposition of all or substantially all of the Company's assets. The Certificate raises the affirmative vote required to approve such a business combination to at least 66-2/3% of the total voting power of the Company's outstanding shares of Class A Common Stock and Class B Common Stock, unless a Fair Price (as described herein) is paid to each of the stockholders of the Company.

         The Board of Directors is concerned about the partial or "two-step" tender offer technique of accomplishing corporate takeovers. The first step in this technique is a tender offer made by another corporation or entity seeking control at a price that often substantially exceeds the market value of the target corporation's stock. After acquiring a controlling number of shares, the entity will then effectuate the second step: a business combination with the target corporation designed to eliminate the then remaining stockholders' interest in the corporation. The terms of the second step business combination may not reflect arms-length bargaining and therefore may not assure proper treatment of the stockholders remaining after the tender offer.

         The Board of Directors intends to prevent persons who might acquire a controlling interest in the Company from imposing a business combination on minority stockholders unless such controlling persons are able and willing to deal fairly with minority stockholders by paying them a fair price for their interest in the Company. The Board recognizes that this fair price requirement might have the effect of discouraging unilateral tender offers and other takeover proposals to acquire control of the Company, as well as unsolicited acquisitions of the Company's outstanding shares.

         The Certificate requires, in addition to any required vote by the then outstanding Preferred Stock, the vote of not less than 66-2/3% of the then outstanding shares of the Company's Class A Common Stock and Class B Common Stock to approve any Business Combination of the Company with any Related Person (as defined) unless certain conditions have been met. In addition, the 66-2/3% vote must include the affirmative vote of 51% of the outstanding shares of Class A Common Stock and Class B Common Stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the Business Combination may be greater than 66-2/3%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of shares of Class A Common Stock representing 5% or more of the total voting power of the Company, including any affiliate or associate of such person or entity. The term Business Combination is defined to include virtually any transaction between the Company and a Related Person, including a merger, consolidation or sale of assets.

         The 66-2/3% requirement and the 51% requirement are not applicable, however (and, therefore, the proposed Business Combination could be approved by a simple majority of the stockholders unless otherwise required by Delaware law), if the Related Person pays a Fair Price (as defined) to the Company's stockholders in the transaction or if a majority of the Board of Directors approves the transaction. Under the terms of the Certificate, the Fair Price must be a least equal to the greatest of (i) the highest price paid or agreed to be paid by the Related Person to purchase any shares of the Company's common equity securities, (ii) the highest market price of the common equity securities during the 24-month period prior to the taking of such vote, or (iii) the per share book value of the Class A Common Stock at the end of the calendar quarter immediately preceding the taking of such vote. In addition, the Fair Price consideration to be received by the Company's stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of common equity securities of the Company.

         The Certificate provides that the above provisions regarding two-tier business combinations may not be amended, altered, changed or repealed except by the affirmative vote of at least 66-2/3% of the shares of the common equity securities entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 51% of the outstanding shares entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal shall have been proposed by a majority of the Board of Directors.

THE DELAWARE BUSINESS COMBINATION ACT

         Section 203 of the Delaware GCL (the "Delaware Business Combination Act") imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, a stockholder owning

15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such, (b) upon consummation of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans) or (c) on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66-2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock.

         The Delaware Business Combination Act applies to certain corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (a) the corporation's original certificate of incorporation, (b) an amendment to the corporation's by-laws as adopted by the corporation's board of directors within 90 days of the effective date of such legislation or (c) an amendment to the corporation's certificate of incorporation or by-laws is approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until 12 months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). The Company has not made such an election and, upon completion of the offering, will be subject to the Delaware Business Combination Act.

DIRECTOR LIABILITY PROVISIONS

         As permitted by the Delaware GCL, the Certificate contains a provision that eliminates under certain circumstances the personal liability of Directors (only in their capacities as Directors of the Company) to the Company or its stockholders for monetary damages for a breach of fiduciary duty as Directors. The provision in the Certificate does not change a Director's duty of care, but it does authorize the Company to eliminate monetary liability for certain violations of the duty, including violations based on grossly negligent business decisions, which may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; however, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the Certificate in no way affects a Director's liability under the federal securities laws. In addition, the Company's By-Laws and indemnity agreements entered into with the Company's Directors and officers indemnify its past and current Directors and officers for and provides advancements in respect of all expense, liability and loss reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company, including, in certain circumstances under the indemnity agreements, for settlements in derivative actions.

CLASSIFIED BOARD

         The Certificate divides the Board of Directors into three classes. The Directors serve staggered terms of three years, with the members of one class being elected in any year, as follows: (i) Phyllis K. Wilson and A. Malachi Mixon III have been designated as Class I Directors and will serve until the 1999 annual meeting; (ii) Boake A. Sells and Kevin B. Shaw have been designated as Class II Directors and will serve until the 2000 annual meeting; and (iii) Richard L. Osborne and Jon H. Outcalt have been designated as Class III Directors and will serve until the 1998 annual meeting; and in each case until their respective successors are elected and qualified.

         A classified Board of Directors may have the effect of making it more difficult to remove incumbent Directors, providing such Directors with enhanced ability to retain their positions. A classified Board of Directors may also make the acquisition of control of the Company by a third party by means of a proxy contest more difficult. In addition, the classification may make it more difficult to change the majority of Directors for business reasons unrelated to a change of control.

         The Certificate provides that the above provisions regarding classification of the Board of Directors may not be amended, altered, changed or repealed except by the affirmative vote of at least 66% of the shares of Common Stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, unless such proposal shall have been proposed by a majority of the Board of Directors.

GENERAL

         It is possible that the existence of the ten vote per share Class B Common Stock, the Company's ability to issue Preferred Stock, the increased voting requirements with respect to a Business Combination provided for in the Certificate, the provisions of the Delaware Business Combination Act and the division of the Board of Directors of the Company into classes as provided in the Certificate, may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Class A Common Stock. This could have the incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Class A Common Stock that often result from actual or rumored takeover attempts. In addition, the limited liability provisions in the Certificate with respect to Directors and officers may discourage stockholders from bringing a lawsuit against Directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against Directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent that cost of settlement and damage awards against the Company's Directors and executive officers are paid by the Company pursuant to the indemnification provisions contained in the Company's By-Laws and indemnity agreements described above.

TRANSFER AGENT AND REGISTRAR

         The Company's Transfer Agent and Registrar for the Class A Common Stock and Class B Common Stock is National City Bank, Cleveland, Ohio.

                               VALIDITY OF SHARES

         The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                     EXPERTS

         The consolidated financial statements of NCS HealthCare, Inc. and its subsidiaries appearing in NCS HealthCare, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined statement of assets acquired and liabilities assumed of Thrift Drug, Inc. and Fay's Incorporated as of January 30, 1998, and the related combined statement of revenues and direct expenses for the year then ended appearing in the Company's Current Report on Form 8-K dated January 30, 1998, as amended on April 17, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended September 30, 1997, December 31, 1997 and March 31, 1998, incorporated by reference in this Prospectus, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in NCS HealthCare, Inc.'s Quarterly Reports on Form 10-Q for the periods ended September 30, 1997, December 31, 1997 and March 31, 1998, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because the reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

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         The Company has not authorized any dealer, salesperson or other person to give any information or represent anything not contained in the Prospectus Supplement or Prospectus. You must not rely on any unauthorized information. This Prospectus Supplement and Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information contained in the Prospectus Supplement is current as of May 9, 2000.


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                                TABLE OF CONTENTS

                                              PAGE

PROSPECTUS SUPPLEMENT
---------------------

Selling Stockholders......................................S-2

PROSPECTUS DATED SEPTEMBER 23, 1998
-----------------------------------

The Company................................................2
Available Information .....................................2
Incorporation Of Certain Documents
By Reference ..............................................2
Disclosure Regarding
Forward-Looking Statements.................................2
Selling Stockholders.......................................3
Manner of Offering.........................................4

Description Of Capital Stock ..............................5
Validity of Shares.........................................9
Experts ...................................................9


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                                 226,797 SHARES

                              CLASS A COMMON STOCK




                           [NCS HEALTHCARE, INC. LOGO]



                              NCS HEALTHCARE, INC.






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                                   PROSPECTUS
                                   SUPPLEMENT

                                   May 9, 2000

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